Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS

MOSINEE, WI (Business Wire) – July 27, 2009 – Wausau Paper (NYSE:WPP) today reported that in the second quarter:

•

Adjusted quarterly earnings of $0.15 per share reached their strongest level in nearly 5 years.

•

Towel & Tissue achieved record quarterly operating profits of $13.8 million while Printing & Writing and Specialty Products reported significant year-over-year improvement, excluding facility closure charges.

•

Execution against Printing & Writing’s profit recovery plan continued with the opening of a new Midwest distribution center.

•

Cost reduction and cash conservation initiatives drove a $40 million reduction in debt as compared to the first quarter.

The company reported a second-quarter net loss of $1.9 million, or $0.04 per share, compared with a net loss of $9.6 million, or $0.20 per share, in the prior year.  Net sales and shipments both decreased 14 percent to $262.2 million and 177,000 tons, respectively, due to anticipated volume reductions resulting from facility closures and continuing demand weakness in several market categories.

Second-quarter results include after-tax facility closure charges of $13.4 million, or $0.27 per share, related primarily to the May closure of Specialty Products’ Jay, Maine, paper mill and the previously announced fourth-quarter closure of Printing & Writing’s Appleton, Wisconsin, converting facility; after-tax gains of $3.6 million, or $0.07 per share, related to a tax credit for the use of alternative fuel mixtures at Specialty Products’ Mosinee, Wisconsin, facility;  and after-tax gains of  $0.4 million, or  $0.01 per share, related to the sale of timberlands.  Prior-year second-quarter results included after-tax charges of $8.8 million, or $0.18 per share, related to the closure of a Printing & Writing mill in Groveton, New Hampshire, and Specialty Products’ roll wrap operations; and timberland sales gains of $0.8 million, or $0.02 per share.  Excluding these items, adjusted second-quarter 2009 net earnings were $7.5 million, or $0.15 per share, compared with a net loss of $1.6 million, or $0.03 per share, last year.  Adjusted net earnings for the first six months of 2009 were $10.9 million, or $0.22 per share, compared with a prior-year net loss of $4.7 million, or $0.10 per share.  Adjusted net earnings is a non-GAAP measure and three-month and six-month results are reconciled to GAAP earnings below.

	3 Months Ended		6 Months Ended
	June 30		June 30
	2009	2008	2009	2008

GAAP Net Loss Per Share	$(0.04)	$(0.20)	$(0.07)	$(0.33)
Facility Closure Charges(1)	0.27	0.18	0.33	0.28
Alternative Fuel Mixture Excise Tax Credit	(0.07)	–	(0.07)	–
Gain on Sale of Timberlands	(0.01)	(0.02)	(0.01)	(0.04)
Capital Related Expenses(2)	–	–	0.04	–
Adjusted Net Earnings (Loss) Per Share	$0.15	$(0.03)	$0.22	$(0.10)

Note:  Totals may not foot due to rounding differences

(1)2009 charges relate primarily to the second-quarter closure of Specialty Products’ paper mill in Jay, Maine, and Printing & Writing’s planned fourth-quarter closure of its converting operation in Appleton, Wisconsin.  2008 charges relate to the closure of Printing & Writing’s Groveton, New Hampshire, paper mill and Specialty Products’ roll wrap operations.

(2)Includes expenses associated with the first-quarter towel machine rebuild at Towel & Tissue’s Middletown, Ohio, mill and the second-quarter start-up of Printing & Writing’s distribution center in Bedford Park, Illinois.

Commenting on performance for the quarter, Thomas J. Howatt, president and CEO, said, “Adjusted net earnings reached their highest level in nearly five years with each of our three business units reporting year-over-year improvement.  These results reflect the benefit of restructuring initiatives completed over the last two years designed to improve our competitive position and profitability, cost reductions implemented earlier this year, and reduced fiber and energy prices.”  Mr. Howatt continued, “Coupled with aggressive cash conservation measures, these initiatives generated cash sufficient to reduce debt by $40 million during the second quarter, substantially improving liquidity and balance sheet strength despite recessionary business conditions.  With little change in economic conditions expected in the near-term, we remain focused on improving our position in core markets while continuing to contain costs, tightly manage capital spending and reduce debt.”

BUSINESS UNIT RESULTS

Printing & Writing reported a second-quarter operating profit of $0.8 million compared with an operating loss of $16.6 million last year, while net sales and shipments declined 9 percent and 5 percent, respectively, due primarily to demand weakness.  Current-quarter results include pre-tax facility closure charges of $0.6 million related primarily to the Appleton converting facility.  Prior-year results included pre-tax Groveton mill closure charges of $13.8 million.  Influenced by a reported 15 percent decline in year-to-date demand for uncoated freesheet papers and an objective to reduce paper inventories, Printing & Writing executed second-quarter market-related downtime equivalent to 15,000 tons, or approximately 20 percent, of production capacity.  As a result, paper inventories declined 13,000 tons, finishing the quarter at target levels.  With the successful second-quarter start-up of its Bedford Park, Illinois distribution center, Printing & Writing’s converting and distribution initiative remains on schedule for fourth-quarter completion.  In addition, the fiber-handling project at the Brokaw, Wisconsin, mill is expected to be completed in the third quarter, further reducing costs and improving operational efficiencies.  These projects are expected to contribute toward the business unit achieving cost-of-capital return levels over the second half of the year.

Specialty Products’ second-quarter operating loss of $10.6 million includes pre-tax charges of $20.8 million related to closure of the Jay mill and pre-tax gains of $5.7 million from an alternative fuel mixture tax credit.  Prior-year operating loss was $1.9 million.  Net sales and shipments declined 27 percent and

26 percent, respectively, due to facility closures and continued order weakness, which resulted in market-related downtime of 4,000 tons, or approximately 6 percent, of production capacity.  Closure of the Jay facility is expected to improve Specialty Products’ profitability by reducing high-cost production capacity and concentrating the business unit’s most profitable grades at remaining facilities.  Transition from a three-mill to a two-mill manufacturing system is proceeding smoothly with the completion of grade transfers expected by the end of the third-quarter.  At the same time, Specialty Products is focused on four core market categories – liner, tape, food and industrial – to drive long-term growth and profitability.

The Internal Revenue Code provides for an excise tax credit for the use of qualified alternative fuel mixtures in a taxpayer’s trade or business.  The credit is scheduled to expire on December 31, 2009.  In May of this year, Specialty Products’ Mosinee mill was approved by the Internal Revenue Service as a producer and consumer of a qualified alternative fuel mixture which is used as a fuel source to generate energy in the Mosinee mill.  Second-quarter results include $5.7 million of net pre-tax benefit for the period from which qualified alternative fuel mixing began (February 23, 2009) through June 30, 2009.

Towel & Tissue’s record second-quarter operating profit of $13.8 million substantially exceeded prior-year profit of $8.3 million despite an estimated 8 percent decline in demand for “away-from-home” towel and tissue products.  Net sales were even with prior-year while shipments declined 2 percent.  Operating margins increased to 16 percent for the quarter as higher-margin value-added product shipments increased 7 percent, fiber and energy continued their favorable cost trend, and the initial benefits of the towel machine rebuild at the Middletown, Ohio, mill were realized.  Full benefits of the $32.5 million machine rebuild are expected to be achieved by the end of 2009.

OUTLOOK

Commenting on the third-quarter outlook, Mr. Howatt said, “We remain focused on enhancing the long-term competitive position of our businesses while meeting the immediate challenges created by a recession-driven economy.  Our second-quarter results reflect progress with both of these critical objectives.  The restructuring and capital investment initiatives have improved product mix, reduced manufacturing costs and increased the fundamental earnings power of our businesses while cost reduction and cash conservation measures have significantly increased liquidity and the strength of our balance sheet.”  Mr. Howatt continued, “Despite significant economic uncertainty and a modest rebound in fiber and energy prices, we expect third-quarter adjusted net earnings to approximate second-quarter adjusted net earnings of $0.15 per share.”  Adjusted net earnings in the third quarter of 2008 were $0.08 per share.

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday July 28, and can be accessed through the Company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through August 5.

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper
Interim Report – Quarter Ended June 30, 2009

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Net sales	$ 262,174	$ 305,211	$ 500,945	$ 603,929
Cost of sales	238,553	283,442	457,076	568,225
Gross profit	23,621	21,769	43,869	35,704
Selling & administrative expenses	20,514	21,708	39,545	42,663
Restructuring	3,101	12,815	3,890	13,961
Operating profit (loss)	6	(12,754)	434	(20,920)
Interest expense	(3,069)	(2,510)	(5,728)	(5,331)
Other income (expense), net	(1)	57	65	241
Loss before income taxes	(3,064)	(15,207)	(5,229)	(26,010)
Credit for income taxes	(1,149)	(5,627)	(1,961)	(9,624)

Net loss	$ (1,915)	$ (9,580)	$ (3,268)	$ (16,386)

Net loss per share (basic and diluted)	$ (0.04)	$ (0.20)	$ (0.07)	$ (0.33)
Weighted average shares outstanding-basic and diluted	48,840	49,020	48,825	49,290

Condensed Consolidated Balance Sheets (Note 1)	June 30,	December 31,
	2009	2008
Current assets	$ 241,380	$ 262,562
Property, plant, and equipment, net	389,491	405,408
Other assets	45,739	42,880
Total Assets	$ 676,610	$ 710,850

Current liabilities	$ 133,010	$ 143,732
Long-term debt	175,957	191,963
Other liabilities	160,995	167,574
Stockholders’ equity	206,648	207,581
Total Liabilities and Stockholders’ Equity	$ 676,610	$ 710,850

Condensed Consolidated Statements	Six Months
of Cash Flow (unaudited)	Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$ (3,268)	$ (16,386)
Provision for depreciation, depletion, and amortization	46,976	34,539
(Gain) loss on sale of assets	73	(3,956)
Deferred income taxes and other non-cash items affecting net loss	(1,300)	(6,510)
Changes in operating assets and liabilities:
Receivables	(9,626)	(2,924)
Inventories	26,267	11,097
Accounts payable and other liabilities	(1,857)	963
Other	(4,447)	(8,117)
Net cash provided by operating activities	52,818	8,706

Cash flows from investing activities:
Capital expenditures	(31,231)	(14,362)
Proceeds from property, plant, and equipment disposals	900	4,093
Net cash used in investing activities	(30,331)	(10,269)

Cash flows from financing activities:
Net (payments) issuances of commercial paper	(7,500)	10,350
Net (payments) borrowings under credit agreement	(8,110)	3,000
Payments under capital lease obligation and note payable	(16)	(84)
Dividends paid	(4,151)	(8,422)
Payments for purchase of company stock	–	(8,496)
Net cash used in financing activities	(19,777)	(3,652)

Net increase (decrease) in cash & cash equivalents	$ 2,710	$ (5,215)

Note 1.  Balance sheet amounts at June 30, 2009, are unaudited.  The December 31, 2008, amounts are derived from audited financial statements.

Note 2.  We are eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit is equal to $0.50 per gallon of alternative fuel contained in the mixture and is refundable in cash.  The cost of sales for the three and six months ended June 30, 2009, includes net pre-tax credits of $5.7 million for the period from which qualified fuel mixing began (February 23, 2009) through June 30, 2009.  We expect to receive these refunds in the third quarter of 2009.

Note 3.  In August 2008, we announced plans to permanently shut down one of the two paper machines at our Specialty Products’ paper mill in Jay, Maine.  The shutdown of this machine was completed in December 2008.  In March 2009, we announced further plans to permanently shut down the remaining paper machine and cease all operations at the Jay, Maine paper mill.  The paper mill was closed during the second quarter of 2009.  The cost of sales for the three and six months ended June 30, 2009, includes $17.9 million and $21.2 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs, primarily due to the closure of the paper mill.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and six months ended June 30, 2009, were $2.8 million and $3.3 million, respectively.   Additional pre-tax

charges related to the closure of the Jay, Maine paper mill of approximately $1.6 million are expected to be incurred during the remainder of 2009.

Note 4.  In December 2008, we announced plans to permanently cease Printing & Writing’s converting operations at our Appleton, Wisconsin facility.  The operations at the Appleton facility are being reduced in a phased manner and the facility will be permanently closed prior to December 31, 2009.  The converting equipment at the Appleton facility is being relocated to our other Printing & Writing mills.  The cost of sales for the three and six months ended June 30, 2009, includes $0.4 million and $0.8 million, respectively, in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.1 million and $0.3 million for the three and six months ended June 30, 2009.  Additional pre-tax closure charges of approximately $0.9 million are expected to be incurred during the remainder of 2009.

Note 5.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period which expired on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and six months ended June 30, 2008, was $0.1 million and $0.4 million, respectively.  No significant costs related to the sale and closure of the roll wrap business have been incurred in 2009.

Note 6.  In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire paper mill.  Papermaking operations permanently ceased in December 2007.  The cost of sales for the three months ended June 30, 2008, includes $1.1 million in pre-tax charges for associated closure costs.  The cost of sales for the six months ended June 30, 2008, includes $7.9 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to associated closure costs for the three months ended June 30, 2009 and 2008, was $0.1 million and $12.7 million, respectively.  Pre-tax restructuring expense related to associated closure costs for the six months ended June 30, 2009 and 2008, was $0.2 million and $13.5 million, respectively.  No additional significant costs are anticipated during the remainder of 2009.

Note 7.  Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander and Mosinee, Wisconsin.  Papermaking operations at Specialty Products’ Jay, Maine facility permanently ceased in the second quarter of 2009 (see Note 3).  In 2008, Specialty Products also included two converting facilities that produced laminated roll wrap and related specialty finishing and packaging products (see Note 5).  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  The converting facility will be permanently closed by December 31, 2009 (see Note 4).  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	June 30,	December 31,
	2009	2008
Segment assets (Note 1)
Specialty Products	$ 248,835	$ 279,354
Printing & Writing	179,892	180,221
Towel & Tissue	212,221	210,977
Corporate & Unallocated*	35,662	40,298
	$ 676,610	$ 710,850

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Net sales external customers (unaudited)
Specialty Products	$ 91,115	$ 125,414	$ 176,523	$ 251,609
Printing & Writing	86,933	95,590	166,519	193,519
Towel & Tissue	84,126	84,207	157,903	158,801
	$ 262,174	$ 305,211	$ 500,945	$ 603,929

Operating (loss) profit (unaudited)
Specialty Products	$ (10,611)	$ (1,879)	$ (14,154)	$ (2,240)
Printing & Writing	805	(16,583)	1,114	(29,067)
Towel & Tissue	13,771	8,315	21,051	14,409
Corporate & Eliminations	(3,959)	(2,607)	(7,577)	(4,022)
	$ 6	$ (12,754)	$ 434	$ (20,920)

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 21,595	$ 5,341	$ 28,314	$ 10,732
Printing & Writing	2,139	2,360	4,233	9,848
Towel & Tissue	7,100	6,799	13,571	13,549
Corporate & Unallocated	504	213	858	410
	$ 31,338	$ 14,713	$ 46,976	$ 34,539

Tons sold (unaudited)
Specialty Products	69,174	93,388	128,012	187,850
Printing & Writing	63,006	66,120	119,864	138,683
Towel & Tissue	44,684	45,685	83,679	87,093
	176,864	205,193	331,555	413,626

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.